DATED           22 December 2004

KIRKLAND LAKE GOLD INC.

- and -

CANACCORD CAPITAL CORPORATION

__________________________________

AGENCY AGREEMENT
__________________________________

McCarthy Tétrault
5 Old Bailey
2nd Floor
London
EC4M 7BA

Tel: +44(0)20 74895700
Fax: +44(0)20 74895777
Email: www.mccarthy.ca

AGENCY AGREEMENT

This Agreement dated as of 22 December 2004 is made

BETWEEN:

(1)

KIRKLAND LAKE GOLD INC. (No 235849-2), a corporation incorporated under the Canada Business Corporations Act whose principal office is located at Macassa Mine, Highway 66, Kirkland Lake, Ontario, Canada (the “Corporation”); and

(2)	CANACCORD CAPITAL CORPORATION, P.O. Box 6, Suite 1210, 320 Bay Street, Toronto, Ontario, M5H 4A6, (Canaccord” or the “Agent”)

WHEREAS the Agent understands that the Corporation proposes to raise funds by the issue of Flow-Through Shares for cash pursuant to the Placing;

AND WHEREAS the Corporation wishes to appoint the Agent, to offer for sale and distribute such Flow-Through Shares and the Agent is willing to accept such appointment and to use its best efforts to procure Subscribers on the terms and conditions of this Agreement;

NOW THEREFORE the parties agree as follows:

1.	DEFINITIONS

1.1	In this Agreement, the following terms shall have the meanings set out below:

“Admission” means the admission to trading on AIM of all the issued share capital of the Corporation in accordance with the AIM Rules;

“Admission Document” means the admission document dated 25 June 2004 prepared with respect to Admission in accordance with the AIM Rules;

“Agent's Fee” has the meaning given to it in clause 3;

“Agreement” means this agreement, as it may be amended, modified or supplemented from time to time;

“AIM” means the Alternative Investment Market, a market operated by London Stock Exchange plc;

“AIM Rules” means the AIM Rules for companies published by London Stock Exchange plc (as amended from time to time);

“Auditors” means PricewaterhouseCoopers LLP, Chartered Accountants, as auditors of the Corporation;

“Board” means the board of directors of the Corporation;

“Business Day” means a day which is not a Saturday, a Sunday or a statutory, civic or banking holiday in, Ontario or British Columbia, Canada;

“Canadian Exploration Expense” “Canadian Exploration Expense(s)” or “CEE” means Canadian exploration expense described in paragraph (f) of the definition of “Canadian exploration expense” in subsection 66.1(6) of the Tax Act, excluding amounts which are prescribed to constitute “Canadian exploration and development overhead expense” as prescribed for the purposes of paragraph 66(12.6)(b) of the Tax Act, the amount of any assistance described in paragraph 66(12.6)(a) of the Tax Act and any expense described in paragraph 66(12.6)(b. 1) of the Tax Act;

“Canadian Securities Laws” means, collectively, all applicable securities laws in each of the provinces and the respective regulations and rules under such laws together with applicable published policy statements, instruments, notices and orders of the securities regulatory authorities in the provinces and all discretionary decisions, orders or rulings, if any made by such securities regulatory authorities in connection with the transactions contemplated hereby;

“Claim” has the meaning given to it in clause 12.2;

“Closing” means the completion of the Placing;

“Closing Date” means 22 December 2004, or such other date as the Corporation and the Agent may agree in writing;

“Closing Time” means 12:00 noon (Toronto time) on the Closing Date or such other time as the Corporation and the Agent may agree;

“Commitment Amount” means the amount equal to Cdn$6.00 multiplied by the number of Flow-Through Shares subscribed and paid for pursuant to the Subscription Agreements;

“Common Shares” means the voting common shares of no par value in the capital of the Corporation;

“Directed Selling Efforts” means “directed selling efforts” as defined in Rule 902 of Regulation S;

“distribution” means “distribution” or “distribution to the public” as those terms are defined under Canadian Securities Laws;

“Expenditure Period” means the period commencing on the Closing Date and ending on the earlier of:

(i)	the date on which the Commitment Amount has been fully expended in accordance with the terms thereof; and

(ii)	December 31, 2005;

“Financial Information” means, collectively, the audited financial statements of the Corporation as at and for the years ended 30 April 2004, 2003 and 2002, together with the notes thereto and the auditors’ reports thereon and the unaudited interim financial statements of the Corporation for the sixth month period ended 31 October 2004;

“Flow-Through Shares” means the Common Shares to be issued as “flow-through shares” as defined in subsection 66(15) of the Tax Act and subject to the terms and conditions of this Agreement;

“FSMA” means the Financial Services and Markets Act 2000;

“Indemnified Party” has the meaning given to it in clause 12.2;

“Jurisdictions” has the meaning given to it in clause 2.1;

“Licences” has the meaning given to it in clause 7.1(g);

“Material Contracts” means any contract which is material to the Corporation, including without limitation, the agreements referred to under the subheading “Material Contracts” in part V of the Admission Document headed “Additional Information”;

“Notice” has the meaning given to it in clause 21;

“Placing” means the private placement of up to 500,000 Flow-Through Shares at a price of Cdn$6.00 by Canaccord to Subscribers in certain provinces of Canada;

“Public Record” means all information filed by the Corporation with the securities commission or similar regulatory authority in the provinces of British Columbia, Alberta and Ontario including without limitation, and any information filed with any such securities commission or similar regulatory authority in compliance, or intended compliance, with any applicable Canadian Securities Laws;

“Qualifying Expenditures” means expenses that are CEE at the date they are incurred;

“Registrar” means Pacific Corporate Trust Company.

“Regulations” has the meaning given to it in clause 10.6

“Regulation S” means Regulation S promulgated under the U.S. Securities Act;

“Subscriber(s)” means any person who executes a Subscription Agreement which is accepted by the Corporation;

“Subscription Agreements” means the agreements to be entered into between the Subscribers and the Corporation for subscription of the Flow-Through Shares;

“Tax Act” means the Income Tax Act (Canada), together with any and all regulations promulgated thereunder, as amended from time to time;

“TSX” means the Toronto Stock Exchange;

“UK” means the United Kingdom of Great Britain and Northern Ireland;

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

Unless otherwise expressly provided in this Agreement, words importing only the singular number include the plural and vice versa and words importing gender include all genders. References to “sections”, “subsections”, “clauses” or “schedules” are to the appropriate section, subsection, clause or schedule of or to this Agreement. Any statement, representation or warranty qualified by reference to the awareness, knowledge, information or belief of any person or any other similar expression is deemed to include an additional statement that it has been made with due and careful consideration after such person has made all reasonable enquiries and all such investigations as could reasonably be expected to be made or considered in the context of the Placing.

2.	APPOINTMENT OF AGENT

2.1

Appointment of Agent. The Corporation hereby appoints the Agent as the Corporation’s sole and exclusive agent to effect the Placing and the Agent agrees, to act, as the Corporation’s agent for such purpose. The Agent agrees to place the Flow-Through Shares for sale, as agent of the Corporation, directly and through its affiliates, in the manner contemplated by and subject to the terms and conditions of this Agreement to Subscribers. The Agent will use its best efforts to procure Subscribers for the Flow-Through Shares in certain provinces of Canada (the “Jurisdictions”) pursuant to the Subscription Agreements and in accordance with appropriate Canadian private placement exemptions.

2.2

No Obligation to Purchase. The Agent is acting solely as agent in placing the Flow-Through Shares to potential Subscribers hereunder, and neither the Agent nor its affiliates have any obligation to purchase any of the Flow-Through Shares.

3.	AGENT’S COMPENSATION

3.1

In consideration for the Agent’s services hereunder in respect of the Flow-Through Shares, the Corporation agrees to pay to the Agent a commission equal to 6% of the price of each Flow-Through Share sold pursuant to the Placing multiplied by the number of Flow-Through Shares purchased by the Subscribers (the “Agent's Fee”).

3.2	The Corporation also agrees to pay the Agent’s estimated expenses at the Closing Date in accordance with clause 15 hereof.

4.	COMPLIANCE WITH SECURITIES LAWS BY THE CORPORATION

4.1

Canadian Law Matters. The Corporation shall fulfil and comply with, to the satisfaction of the Agent, the Canadian Securities Laws required to be fulfilled or complied with by the Corporation to distribute the Flow-Through Shares.

4.2

UK Law Matters. The Corporation warrants, represents and covenants to the Agent (and acknowledges that the Agent is relying on such warranties, representations and covenants) that the Corporation undertakes to provide all such information known to it or which on reasonable enquiry ought to be known to it and relating to the Corporation or otherwise as may reasonably be required by the Agent for the purpose of complying with the requirements of law or of the Financial Services Authority or of London Stock Exchange plc or the AIM Rules (if applicable).

5.	DISTRIBUTION AND CERTAIN OBLIGATIONS OF THE AGENT AND THE CORPORATION

5.1

The Flow-Through Shares will be placed and distributed by the Agent in the Jurisdictions where they may be lawfully distributed, placed or sold and upon the terms and conditions set forth in the Subscription Agreements and this Agreement.

5.2

The Corporation shall co-operate in all respects with the Agent to allow and assist the Agent to participate fully in the preparation of the Subscription Agreement and shall allow the Agent and its counsel to conduct all “due diligence” investigations, including without limitation, verification, which the Agent may reasonably require to fulfil its obligations and to enable the Agent to execute any certificate or confirmation required to be executed in such documentation.

5.3

The Corporation shall apply to CRESTco for admission of “depository interests” in respect of the Flow-Through Shares to the “CREST” System as participating securities as soon as is reasonably practicable after the date hereof and the Corporation undertakes to the Agent not to take knowingly and voluntarily any action without the prior consent of the Agent (whose consent shall not be unreasonably withheld or delayed) between the date hereof and the date of admission of the “depository interests” in respect of the Flow-Through Shares to the CREST System which would or would be likely to cause the “depository interests” in respect of the Flow-Through Shares to be disabled in the “CREST” system.

5.4

The Corporation covenants and agrees that the Corporation will, as soon as reasonably practicable after execution of this Agreement but in any event at least three days prior to the Closing Date, submit an application form with respect to the Flow-Through Shares pursuant to Rule 27 of the AIM Rules.

5.5

The Agent represents, warrants, covenants and agrees that neither it nor any person acting on its behalf have made or will make any Directed Selling Efforts with respect to the resale of the Flow-Through Shares and acknowledge that the Flow-Through Shares have not been registered under the U.S. Securities Act and may not be offered or sold outside the United States except pursuant to Rule 904 of Regulation S;

5.6	The Agent hereby represents, warrants and covenants to the Corporation that it:

(a)

and each of its affiliates shall use its respective best efforts to solicit subscriptions for and to place the Flow-Through Shares as agent of the Corporation and will do so only, to the extent applicable, in compliance with all applicable Canadian Securities Laws;

	(b)	will not, in connection with the Placing, make any representation or warranty with respect to the Flow-Through Shares;

	(c)	has good and sufficient right and authority to enter into this Agreement and complete the transactions to be completed by it under this Agreement on the terms and conditions set forth herein; and

(d)

and each such affiliate is or will be duly qualified under applicable securities laws in those jurisdictions in which it will act as agent of the Corporation in connection with the Placing as to permit it to lawfully fulfil its obligations under this Agreement.

The representations and warranties and covenants of the Agent contained in clauses 5.6(a) to (d) above shall be true and correct as of the Closing Date, if applicable, with the same force and effect as if then made by the Agent.

6.	MATERIAL OR SIGNIFICANT CHANGE DURING DISTRIBUTION

6.1

From the date hereof until completion of the distribution of the Flow-Through Shares the Corporation shall forthwith notify the Agent in writing of any material change or significant change (actual, anticipated, contemplated, proposed or threatened, financial or otherwise) in the business, financial condition, affairs, operations, business prospects, assets, liabilities or obligations (contingent or otherwise) or capital of the Corporation.

6.2

During the period of distribution of the Flow-Through Shares, the Corporation shall forthwith, and in any event within any applicable time limitation, comply, to the reasonable satisfaction of the Agent, with all applicable filing and other requirements under Canadian Securities Laws, applicable UK securities laws or any other applicable laws as a result of such material fact or material change or significant change provided that the Corporation shall not file any document without first obtaining the approval of the Agent (such approval not to be unreasonably withheld or delayed), after consultation with the Agent with respect to the form and content thereof. The Corporation shall forthwith in good faith discuss with the Agent any fact or change in circumstances (actual, anticipated, contemplated, proposed or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt whether written notice need be given under this section.

6.3	The Corporation shall forthwith advise the Agent of and provide the Agent with, copies, of any written communications relating to:

(a) the issuance by any securities regulatory authority, including the TSX, of any order suspending or preventing the use of the Subscription Agreements or any cease-

trading or stop order or any halt in trading relating to the any securities of the Corporation or the institution or threat of any proceedings for that purpose; and

(b)	the receipt of any material communication from any securities regulatory authority, including the TSX, or other authority relating to the Subscription Agreements or the Placing.

The Corporation shall use its best efforts to prevent the issuance of any such cease-trading or stop order and, if issued, shall forthwith take all reasonable steps which it is able to take and which may be necessary or desirable in order to obtain the withdrawal thereof as soon as is reasonably practicable.

6.4

The Corporation shall use its best efforts to prevent the issuance of any such cease-trading or stop order and, if issued, shall forthwith take all reasonable steps which it is able to take and which may be necessary or desirable in order to obtain the withdrawal thereof as soon as is reasonably practicable.

7.	OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

7.1

The Corporation hereby covenants, represents and warrants as follows to the Agent and acknowledges that the Agent is relying upon such covenants, representations and warranties and covenants in connection with its execution and delivery of this Agreement and the performance of its obligations hereunder:

(a)

the Corporation is a corporation duly continued and organized and validly existing under the federal laws of Canada, is duly qualified to carry on its business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets requires such qualification, and has all requisite corporate power and authority to carry on its business, to own, lease and operate its property and assets and to execute, deliver and perform its obligations under this Agreement;

	(b)	the Corporation is a “reporting issuer” not in material default under the Canadian Securities Laws applicable to the provinces of Alberta, British Columbia and Ontario;

	(c)	the Corporation has full corporate power and authority to create, issue and sell the Flow-Through Shares contemplated by this Agreement;

	(d)	the material attributes and characteristics of the Flow-Through Shares shall be the same as described in the articles of continuance of the Corporation.

	(e)	the Corporation has complied or will comply with all applicable corporate and Canadian Securities Laws applicable to it in connection with the offer, sale and issuance of the Flow-Through Shares;

(f)

at the Closing Date, the Flow-Through Shares to be issued on such date will be duly and validly created, issued, sold and delivered and will be issued as fully paid and non-assessable shares of the Corporation;

(g)

the Corporation has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on, is current with all filings required to be made in each jurisdiction in which its business is carried on, and holds all necessary licenses, permits, approvals, consents, certificates, registrations and authorisations (whether governmental, regulatory or otherwise) (the “Licences”) to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated, and the Licenses are validly existing and in good standing and none of the Licenses contains any burdensome term, provision, condition or limitation which has or may have a materially adverse effect on the operation of the business of the Corporation as now carried on or as proposed to be carried on;

(h)

as of the Closing Date except as disclosed to the Agent or its counsel in writing, all information and statements relating to the Corporation contained in the Public Record are true and accurate in all respects and contain no misrepresentation;

(i)

the financial statements comprising the Financial Information were prepared in accordance with Canadian generally accepted accounting principles consistently applied throughout the periods covered thereby and present fairly the revenues, expenses, profits or losses, assets, liabilities (contingent or otherwise), shareholders' equity, cash flows, results of operations, financial condition and position and changes in financial condition and position of the Corporation, on a consolidated basis, as applicable, as at the dates thereof and for the periods covered thereby;

(j)

the Corporation does not have any material liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in notes to financial statements prepared in accordance with Canadian generally accepted accounting principles except (i) as are shown in the Financial Information, and (ii) normal current liabilities incurred in the ordinary course of business since October 31, 2004;

(k)

the authorised capital of the Corporation consists of an unlimited number of Common Shares (of which 44,181,862 Common Shares were issued and outstanding as fully paid and non-assessable as at December 21, 2004);

(l)

no person firm or corporation has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription for or issuance of any of the issued or unissued securities of the Corporation and no rights, warrants or options to acquire, or securities or instruments convertible into or exercisable or exchangeable for, any shares in the capital of the Corporation, are outstanding except:

(i)	as at December 21, 2004 there were the following securities outstanding which are exercisable to purchase or convertible into Common Shares:

	a)	1,373,938 stock options, 3,308,290 common share purchase warrants and 86,250 broker warrants to purchase an equal number of Common Shares;

b)

10% convertible loan in the principal amount of CDN $1,000,000 maturing 11 February 2005 convertible at a price of CDN $4.00 per share with interest convertible at a higher of market or CDN $4.00 per share, subject to extension on issuance of a further 75,000 Common Shares;

(m)

the Corporation has full corporate power and capacity to enter into this Agreement and the Subscription Agreements and to perform its obligations set out herein and therein, and this Agreement has been, and the Subscription Agreements will, upon execution, be duly authorized, executed and delivered by the Corporation and this Agreement is, and each of the Subscription Agreements will, upon execution, be a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with their respective terms; subject to the usual qualification including applicable bankruptcy, insolvency, moratorium, reorganization and other laws and equitable principles affecting creditors’ rights generally, the statutory and equitable powers of the courts in Canada to stay proceedings before them and the execution of judgments and by the fact that specific performance and injunctive relief are equitable remedies which may be ordered by a court in its discretion and, accordingly, may not be available as a remedy in an action to enforce a covenant and subject to the fact that the rights to indemnity, contribution and waiver set forth herein may be limited by applicable laws or the public policy underlying such laws;

(n)

the execution and delivery of this Agreement and the Subscription Agreements, the issue, sale, and delivery of the Flow-Through Shares and the performance or the consummation of the transactions contemplated in this Agreement, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both), any indenture, mortgage, deed of trust, loan agreement, license agreement, lease or other agreement (written or oral) or instrument, including any Material Contract, to which the Corporation is a party or by which any of them is bound, or to which any of their property or assets is subject, which breach or violation or the consequences thereof would, alone or in the aggregate, result in an adverse material change to the Corporation nor will such action conflict with or result in any violation of the provisions of the articles of incorporation or other constating documents, by-laws or resolutions of the Corporation or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over them or any of their properties which violation or the consequences thereof would, alone or in the aggregate, result in an adverse material change to the Corporation;

(o)	the Flow-Through Shares have been conditionally approved for listing on the TSX, subject to the fulfilment of the conditions set forth in the TSX’s conditional approval letter;

(p)

other than approval of the TSX and those that have been obtained prior to the date hereof and the matters set out in clause (k), no consent, approval, authorisation, order, registration or qualification of or with any court or governmental agency or regulatory body is required for the issue, sale and delivery of the Flow-Through Shares or the consummation by the Corporation of the transactions contemplated in this Agreement;

(q)	the currently outstanding Common Shares are listed on the TSX and on the Closing Date the TSX will have conditionally approved the listing of the Flow-Through Shares;

(r)	the Corporation will apply the proceeds from the issue and sale of the Flow-Through Shares for the exploration of its Canadian mining properties;

(s)	the Corporation has the full corporate right, power and authority to incur and renounce to the Subscribers, Qualifying Expenditures in an amount equal to the Commitment Amount;

(t)

the incurring of Qualifying Expenditures and the renunciation of Qualifying Expenditures to the Subscribers pursuant to the Subscription Agreements, does not and will not constitute a breach of or default under the constating documents of the Corporation or any law, regulation, order or ruling applicable to the Corporation or any agreement, contract or indenture to which the Corporation is a party or by which it is bound;

(u)

the Corporation will maintain its status as a “principal business corporation” (as defined in subsection 66(15) of the Tax Act) until the earlier of: (i) December 31, 2005; and (ii) the date on which the Corporation has incurred and renounced Qualifying Expenditures in an amount equal to the Commitment Amount;

(v)

the Corporation will not be subject to the provisions of subsection 66(12.67) of the Tax Act in a manner which impairs its ability to renounce Qualifying Expenditures to the Subscriber in an amount equal to the Commitment Amount;

(w)

the Corporation will refrain from entering into transactions or taking deductions which would otherwise reduce its cumulative CEE to an extent it would preclude a renunciation of Qualifying Expenditures hereunder in an amount equal to the Commitment Amount as contemplated herein;

(x)

upon issuance pursuant to the provisions of the Subscription Agreements, the Flow- Through Shares will be “flow-through shares” as defined in subsection 66(15) of the Tax Act and will not constitute “prescribed shares” for the purpose of regulation 6202.1 of the regulations to the Tax Act;

(y)

the Corporation will not knowingly renounce any of the Qualifying Expenditures to a trust, corporation or partnership with whom the Corporation has a prohibited relationship as defined in subsection 66(12.671) of the Tax Act;

(z)

the Corporation will keep proper books, records and accounts, including books, records and accounts of all Qualifying Expenditures and all transactions affecting the Commitment Amount and the Qualifying Expenditures;

(aa)

the Corporation will incur, during the Expenditure Period, Qualifying Expenditures in such amount as enables the Corporation to renounce to Subscribers in accordance with the Tax Act and this Subscription Agreement, Qualifying Expenditures in an amount equal to the Commitment Amount;

(bb)

to renounce (in accordance with the provisions of subsections 66(12.6) and 66(12.66) of the Tax Act and this Subscription Agreement) to the Subscriber, effective on or before December 31, 2004, Qualifying Expenditures incurred during the Expenditure Period in an amount equal to the Commitment Amount;

(cc)	to deliver to the Subscriber, not later than March 31, 2005, a statement setting forth the aggregate amounts of such Qualifying Expenditures renounced to the Subscriber;

(dd)

that all Qualifying Expenditures renounced to the Subscriber pursuant to this Subscription Agreement will be Qualifying Expenditures incurred by the Corporation that, but for renunciation to the Subscriber hereunder, the Corporation would be entitled to deduct in computing its income for purposes of Part I of the Tax Act;

(ee)	the Corporation will not reduce the amount to be renounced hereunder to the Subscriber pursuant to subsection 66(12.6) of the Tax Act;

(ff)

there are no material legal or governmental proceedings pending or, to the knowledge of the Corporation, contemplated or threatened, to which the Corporation is a party or to which the property of the Corporation is subject;

(gg)	there has not been since the date of Admission and there is not currently any labour disruption or conflict which would have an adverse effect on the carrying on of the Corporation’s business;

(hh)	the Corporation’s employment contracts with all senior employees are in good standing and in full force and effect;

(ii)

the Corporation has filed all necessary tax returns and notices and has paid all applicable taxes of whatever nature for all tax years to the date hereof to the extent such taxes have become due or have been alleged to be due and the Corporation is not aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon where, in any of the above cases it might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, or in the business affairs or business prospects of the Corporation;

(jj)

no representation, warranty or statement of the Corporation in this Agreement contains or will contain at the Closing Date any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading; and

(kk)	the Corporation has disclosed to the Agent all events, conditions or facts related to the Corporation which materially affect the condition (financial or otherwise) or business of the Corporation.

8.	CLOSING MATTERS

8.1

The purchase and sale of the Flow-Through Shares shall be completed at the Closing Time at the offices of McCarthy Tetrault LLP in Toronto, or at such other place as the Agent and the Corporation may agree. At the Closing Time, the Corporation shall deliver to Canaccord, on behalf of the Subscribers, definitive certificates (endorsed with any applicable legends as required by Canadian Securities Laws and the TSX) against payment of the purchase price for the Flow-Through Shares by cheque, bank draft, wire transfer or other method acceptable to the Corporation, net of the Agent’s Fee and other fees and expenses payable by the Corporation.

8.2

Provided the Corporation is provided with relevant information possessed by the Agent on or before the second business day immediately prior to the Closing Date, the Corporation shall make all necessary arrangements for the issue of definitive certificates representing the Flow-Through Shares registered in such names as shall be designated by the Agent and delivered to the Registrar at its principal office in Toronto on the Closing Date. The Corporation shall pay all fees and expenses payable to the Registrar in connection with the preparation, delivery, certification and exchange of the Flow-Through Shares contemplated by this subsection and the fees and expenses payable to the Registrar in connection therewith.

9.	CONDITIONS

9.1

The Agent’s obligations hereunder shall be subject to the accuracy of the representations and warranties of the Corporation contained in this Agreement as of the date of this Agreement and as of the Closing Date, the performance by the Corporation of its obligations under this Agreement and the following conditions:

(a)

the Agent shall have received at the Closing Time a certificate dated the Closing Date, addressed to the Agent and counsel to the Agent and signed by the Secretary of the Corporation or another officer of the Corporation acceptable to the Agent, with respect to the articles of continuation or other constating documents and by-laws of the Corporation, all resolutions of the board of directors of the Corporation relating to this Agreement and the Placing of the Flow-Through Shares contemplated hereby, the incumbency and specimen signatures of signing officers of the Corporation and with respect to such other matters as the Agent may reasonably request;

(b)

the Agent shall have received at the Closing Time a certificate or certificates dated the Closing Date, addressed to the Agent and signed by each of the Chief Executive Officer and Chief Financial Officer of the Corporation or other officers of the Corporation acceptable to the Agent, certifying for and on behalf of the Corporation after having made due enquiry, that:

(i)

since the respective dates as of which information is given in the Public Record (A) there has been no material change (actual, anticipated, contemplated, proposed or threatened, whether financial or otherwise) in the business, financial condition, affairs, operations, business prospects, assets, liabilities or obligations (contingent or otherwise) or capital of the Corporation and (B) no transaction has been entered into by the Corporation which is material to the Corporation other than as disclosed in the Public Record;

	(ii)	there are no contingent liabilities affecting the Corporation which are material to the Corporation on a consolidated basis, other than as disclosed in the Public Record;

(iii)

no order, ruling or determination having the effect of suspending the issuance, sale, exercise or conversion or ceasing the trading of any other securities of the Corporation has been issued or made by any court or regulatory authority (including the TSX) and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, contemplated or threatened under any Canadian Securities Laws or by any other regulatory authority;

	(iv)	the Corporation is a “reporting issuer” not in material default under the Canadian Securities Laws applicable to the provinces of Alberta, British Columbia and Ontario;

	(v)	the Corporation has complied with and satisfied in all material respects the covenants, terms and conditions of this Agreement on its part to be complied with and satisfied up to the Closing Time; and

(vi)

the representations and warranties of the Corporation contained in this Agreement are true and correct in all material respects as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement.

(c)

the Agent shall have received at the Closing Time a legal opinion dated the Closing Date, in form and substance satisfactory to Canadian counsel to the Agent, addressed to the Agent and the Agent’s Canadian and UK counsel, from Canadian counsel to the Corporation, Michael F. Provenzano of Northwest Law Group, or other counsel acceptable to the Agent, as to the laws of British Columbia, Canada, which counsel in turn may rely upon the opinions of local counsel where they deem such reliance proper as to the laws other than those of British Columbia, Canada and with respect to matters of fact on the certificates of the auditors of the Corporation, public officials and officers of the Corporation and correspondence between public and stock exchange officials;

(d)

the Corporation shall have received the conditional approval of the TSX to the listing of the Flow-Through Shares issuable pursuant to the Placing, subject to compliance with all requirements of the TSX; and

(e)	the Agent not having exercised their right to terminate this Agreement pursuant to clause 11.

9.2

The Corporation agrees with the Agent to use its best efforts to procure satisfaction of the conditions contained in this clause 9 by the times and dates stated therein. Any condition may be waived, in whole or in part, and the time of satisfaction of any condition may be extended, by the Agent (acting in their absolute discretion and without any obligation to make any such waiver or extension) by written notice to the Corporation.

9.3

If any condition is not satisfied in all respects or (where applicable) waived by the Agent or becomes incapable of being satisfied (and is not so waived) by the required time (or such later time as the Agent and the Corporation may agree), the obligations of the Agent under this Agreement and accordingly of the Subscribers shall cease and determine and no party shall have any claim against the others for costs, damages, compensation or otherwise except:

	(a)	in respect of a breach by any party of the terms of this Agreement;

	(b)	the provisions of clauses 3 (with respect to reimbursement of the Agent’s reasonable expenses only), 7, 12, 13, 14, 15 and 16 shall remain in full force and effect; and

	(c)	the Corporation shall reimburse the Agent for its reasonable costs and expenses referred to in clause 3 and clause 15.

10.	RIGHTS OF TERMINATION

10.1

Suspension of Trading. If prior to the Closing Time, any order to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of the Flow- Through Shares is made, or proceedings are announced or commenced for the making of any such order, by any securities commission or similar regulatory authority, and has not been rescinded, revoked or withdrawn, the Agent shall be entitled, at its sole option, to terminate its obligations under this Agreement by written notice to that effect given to the Corporation at any time prior to the Closing Time.

10.2

Litigation. If prior to the Closing Time any enquiry, action, suit, investigation or other proceeding whether formal or informal is commenced, announced or threatened or any order is made by any securities commission, stock exchange or any other federal, provincial or other governmental authority in relation to the Corporation, or the Corporation’s directors and officers in their capacity with the Corporation which, in the sole opinion of the Agent, operates to prevent or restrict materially the distribution or trading of the Flow-Through

Shares or which, in the sole opinion of the Agent, adversely impacts the marketability of the Flow-Through Shares in a material manner, the Agent shall be entitled, at its sole option, to terminate its obligations under this Agreement by written notice to that effect given to the Corporation at any time prior to the Closing Time.

10.3

Disaster/Market Out. If prior to the Closing Time there should develop, occur or come into effect or existence any event, action, state condition or occurrence of national or international consequence or any action, governmental law or regulation, enquiry or other occurrence, whether in any financial market or otherwise, of any nature whatsoever which, in the sole opinion of the Agent, materially adversely affects or may materially adversely affect the marketability of the Flow-Through Shares, the Canadian, UK, United States or international financial markets or the business of the Corporation; then, in any one or more of the foregoing cases, the Agent shall be entitled, at its sole option, to terminate its obligations under this Agreement by written notice to that effect given to the Corporation at any time prior to the Closing Time.

10.4

Material Adverse Change. If prior to the Closing Time there should occur or be announced by the Corporation any material change or significant change or a change in any material fact contemplated by clause 6 which results or, in the sole opinion of the Agent, might reasonably be expected to have a significant adverse effect on the market price or value of the Flow- Through Shares, the Agent shall be entitled, at its sole option, to terminate its obligations under this Agreement by written notice to that effect given to the Corporation at any time prior to the Closing Time.

10.5

Due Diligence. If at any time prior to Closing, the Agent is not satisfied with the results of any due diligence investigations and examinations with respect to the Corporation conducted by or on behalf of the Agent then, in any such case, the Agent may, in its absolute discretion, by notice in writing to the Corporation received prior to Closing, terminate this Agreement.

10.6

Money Laundering Regulations. To ensure compliance with the UK Money Laundering Regulations 2003 or an other applicable money laundering regulation (the “Regulations”), the Agent may, in its absolute discretion, require verification of the identity of the Corporation and any of its officers and directors to the extent that the Corporation has not already provided it. If at any time prior to the Closing Time the Agent has not received verification of identity in order to satisfy, in its reasonable opinion, its obligations under the Regulations, the Agent may, in its absolute discretion, by notice in writing to the Corporation received prior to Closing, terminate this Agreement.

10.7

Non-Compliance with Agreement. The Corporation agrees that all terms and conditions of this Agreement (including the conditions in clause 9) shall be construed as conditions and complied with so far as they relate to acts to be performed or caused to be performed by it, that it will use its best efforts to cause such terms and conditions to be complied with, and that any breach or failure by it to comply with any such conditions shall entitle the Agent to terminate its obligations under this Agreement by notice to that effect given to the Corporation at or prior to the Closing Time, unless otherwise expressly provided in this Agreement. The Agent may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Agent only if such waiver or extension is in writing and signed by the Agent.

10.8

Exercise of Termination Rights. The rights of termination contained in clause 11 may be exercised by the Agent and are in addition to any other rights or remedies the Agent may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination, there shall be no further liability or obligation on the part of the Agent to the Corporation or on the part of the Corporation to the Agent except in respect of any liability or obligation under any of clauses 3 (with respect to reimbursement of the Agent’s reasonable expenses only), 7, 12, 13, 14, 15 and 16 which will remain in full force and effect.

11.	INDEMNIFICATION

11.1

Claims. No claim shall be made against the Agent, its subsidiaries or holding companies or any of its directors, officers, employees, partners, shareholders and each other person, if any, directly or indirectly controlling the Agent, by the Corporation, its directors (or any of them) to recover any damage, loss, liability, cost, charge or expense which the Corporation, its directors (or any of them) may suffer or incur or claim to have suffered or incurred by reason of or arising out of the proper and lawful performance by the Agent or on its behalf of its respective obligations and services hereunder provided that such damage, loss, liability, cost, charge or expense does not arise from the finally judicially determined fraud, negligence or wilful default of the Agent or from any breach of this Agreement.

11.2

Indemnity Provided by the Corporation. The Corporation agrees to indemnify and hold harmless the Agent, its subsidiary companies or holding companies and each of its respective directors, officers, employees, partners, shareholders and each other person, if any, directly or indirectly controlling any of the Agent, (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) from and against any and all liabilities (joint or several), claims (including shareholder actions, derivative or otherwise), actions, losses, costs, damages and expenses, joint or several, including the aggregate amount paid in settlement of any action, suit, proceeding, investigation or claim and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to or defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, the “Claims” and individually, a “Claim”) to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, or as a consequence of:

(a)

any information or statement contained in any certificate or other document of the Corporation filed with any securities commission or similar regulatory authority being or being alleged to contain a misrepresentation or being or being alleged to be untrue, false or misleading;

(b)

any omission or alleged omission to state in any certificate or other document of the Corporation filed or delivered pursuant to this Agreement, or otherwise filed with or delivered to any securities commission or similar regulatory authority, any fact or information (except facts relating solely to the Agent), whether or not material, required to be stated in such document or necessary to make any statement in such document not misleading in light of the circumstances under which it was made;

(c)

any order made or enquiry, investigation or proceeding, whether formal or informal, commenced, announced or threatened by any securities regulatory authority or any other competent authority based upon any untrue statement or omission or alleged untrue statement or alleged omission or any misrepresentation or alleged misrepresentation (except a statement, omission or misrepresentation or alleged statement, omission or misrepresentation relating solely to the Agent and provided or not provided by the Agent, as the case may be) in any certificate or other document of the Corporation filed or delivered pursuant to this Agreement, or otherwise filed with or delivered to any securities commission or similar regulatory authority, or based upon any failure to comply with Canadian Securities Laws (other than any failure or alleged failure to comply by an Agent);

(d)	the breach by the Corporation of any representation or warranty in this Agreement or the failure of the Corporation to comply with any of its obligations under this Agreement;

(e)

the non-compliance or alleged non-compliance by the Corporation with any Canadian Securities Law or any other applicable securities law in connection with the Placing and the transactions contemplated by this Agreement including the Corporation’s non-compliance with any statutory requirement to make any document available for inspection;

(f)	the creation, allotment, issue, transfer, sale, offering, placing and delivery of the Flow-Through Shares pursuant to the provisions of this Agreement;

(g)

any breach or alleged breach of the laws or regulations of the UK (including without limitation the FSMA and the rules of the Financial Services Authority) or any other country or any stock exchange in connection with the Placing or any failure to comply with any relevant laws or regulations of such country or stock exchange;

provided, however, that this indemnity may not be relied upon by any Indemnified Party in respect of any losses that a court of competent jurisdiction has determined in a final judgment which has become non-appealable result from the negligence, wilful misconduct or fraud by that Indemnified Party (or any member of its group) or their respective directors, officers or employees.

11.3

Notification of Claims. If any Claim is asserted against any Indemnified Party, the Indemnified Party will notify the Corporation as soon as possible of the nature of such Claim, but the omission to so notify as soon as possible the Corporation will not relieve the Corporation from any liability which it may have to any Indemnified Party under this section, and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such Claim; provided, however, that the defence shall be conducted through legal counsel acceptable to the Indemnified Party and that no admission of liability or settlement of any such Claim may be made by the Corporation or the Indemnified Party without the prior written consent of the other parties unless a settlement includes a release of each Indemnified Party and the Corporation from any liabilities arising out of such Claim.

11.4

Right of Indemnity in Favour of Others. With respect to any Indemnified Party who is not a party to this Agreement, it is the intention of the Corporation to constitute the Agent as trustee for such Indemnified Party of the rights and benefits of this section and the Agent agrees to accept such trust and to hold the rights and benefits of this section in trust for and on behalf of such Indemnified Party.

11.5

Retaining Counsel. In any Claim, the Indemnified Party shall have the right to retain other counsel to act on his or its behalf and participate in the defence of such Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (i) the Corporation does not assume the defence of the Claim within a reasonable period of time of being notified of such Claim; (ii) the Corporation and the Indemnified Party shall have mutually agreed to the retention of the other counsel; or (iii) the named parties to any such Claim (including any added, third or impleaded party) include both the Indemnified Party and the Corporation, and in the opinion of counsel to the Indemnified Party, the representation of both parties by the same counsel would be inappropriate due to the actual or potential conflicting interests between them or additional defences are available to an Indemnified Party, in each of which cases the Corporation, shall not have the right to assume the defence of such suit on behalf of the Indemnified Party but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnified Party. In no event shall the Corporation be required to pay the reasonable fees and expenses of more than one set of counsel in any one jurisdiction for all of the Indemnified Parties in respect of any particular Claim or related set of Claims.

11.6

Responsibility. Except in respect of statements expressly agreed by the Agent in writing, neither the Agent nor any of its affiliates or advisers will be responsible to the Corporation or its directors for verifying the accuracy or fairness of the information published by the Corporation in connection with the Placing.

11.7

Gross Up. All sums payable to the Agent or any of its affiliates pursuant to this clause 12 shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the payer shall pay such additional amount as will be required to ensure that the net amount received by the relevant person will equal the full amount which would have been received by it had such deduction or withholding not been made. If the United Kingdom Inland Revenue or any other taxing authority in any jurisdiction brings into any charge for taxation (or into any computation of income, profits or gains for the purpose of any charge for taxation) any sum payable under any indemnity contained in this clause 12, the amount so payable shall be increased by such amount as will ensure that after deduction of the taxation so chargeable there shall remain a sum equal to the amount that would otherwise be payable under such indemnity.

12.	CONTRIBUTION

12.1

Contribution. In order to provide for a just and equitable contribution in circumstances in which the indemnity provided in clause 12 would otherwise be available in accordance with its terms but is, for any reason, unavailable to or unenforceable by the Agent or enforceable otherwise than in accordance with its terms or insufficient to hold any Indemnified Party harmless, the Corporation (the “Indemnifier”) shall contribute to all Claims suffered or incurred by any Indemnified Party in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifier on the one hand and any Indemnified Party on the other hand from the distribution of the Flow-Through Shares but also the relative fault of the Indemnifier or any Indemnified Party as well as any relevant equitable considerations. The Indemnifier shall in any event be liable to contribute to the amount paid or payable by an Indemnified Party as a result of a Claim, any amounts in excess of the Agent’s Fee in the case of the Agent, or any portion of such fee actually received by the Indemnified Party. The Agent shall not in any event be liable to contribute, in the aggregate, any amounts in excess of the Agent’s Fee or any portion of such fee actually received. However, no party who has engaged in any fraud, fraudulent misrepresentation, wilful misconduct or negligence shall be entitled to claim contribution from any person who has not engaged in such fraud, fraudulent misrepresentation, wilful misconduct or negligence.

12.2

Right of Contribution in Addition to Other Rights. The rights to contribution provided in this section shall be in addition to and not in derogation of any other right to contribution which the Agent may have by statute or otherwise at law.

12.3

Calculation of Contribution. If the Corporation may be held to be entitled to contribution from the Agent under the provisions of any statute or at law, the Corporation shall be limited to contribution in an amount not exceeding the lesser of:

	(a)	the portion of the full amount of the loss or liability giving rise to such contribution for which the Agent are responsible, as determined under clause 13(1); and

	(b)	the amount of the aggregate Agent’s Fee actually received by the Agent from the Corporation under this Agreement.

12.4

Right of Contribution in Favour of Others. With respect to any Indemnified Party who is not a party to this Agreement, it is the intention of the Corporation to constitute the Agent as trustee for such Indemnified Party of the rights and benefits of this section and the Agent agrees to accept such trust and to hold the rights and benefits of this section in trust for and on behalf of such Indemnified Party.

13.	SEVERABILITY

If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

14.	EXPENSES

14.1

Whether or not the transactions contemplated by this Agreement shall be completed (unless due to the Agent’s fraud, fraudulent misrepresentation, wilful misconduct or negligence) all expenses of or incidental to the Placing, and all expenses of or incidental to all other matters in connection with the transactions set out in this Agreement, shall be borne directly by the Corporation including, without limitation:

(a)

fees and expenses payable in connection with the distribution of the Flow-Through Shares (and any qualification relating thereto), the fees relating to listing of the Flow -Through Shares on any exchange or market, all fees and disbursements of counsel to the Corporation, all reasonable fees and disbursements of counsel to the Agent which are subject to a cap of Cdn$50,000 (exclusive of disbursements and taxes)), all fees and expenses of the Auditors, all reasonable direct fees and expenses of the Agent relating to the marketing of the Flow-Through Shares (including, without limitation, “road shows”, marketing meetings, marketing documentation and institutional investor meetings) and all other reasonable out-of-pocket expenses of the Agent including all travel expenses in connection with due diligence, marketing meetings and “road shows” and all costs incurred in connection with the preparation, printing and mailing of certificates representing the Flow-Through Shares; and

(b)

all stamp duty or stamp duty reserve tax and any related costs, fines, penalties and interest payable by any Subscriber or any other person in respect of his acquisition of Flow-Through Shares pursuant to the Placing, provided that any individual expenses anticipated to be in excess of $5,000 are to be approved by the Corporation. The incurring of legal expenses is herein acknowledged by the Corporation and approved.

15.	DATA PROTECTION

The Agent agrees to hold all information it possesses relating to the Corporation in accordance with all applicable data protection legislation. Notwithstanding the foregoing, the Corporation hereby consents to the Agent’s use of such information in order to provide the Corporation with information relating to the Agent and its services which the Agent deems may be of interest to the Corporation.

16.	SURVIVAL

The representations, warranties, obligations and agreements contained in this Agreement and in any certificate delivered pursuant to this Agreement or in connection with the offer and sale of the Flow-Through Shares shall survive the offer and sale of the Flow-Through Shares and shall continue in full force and effect unaffected by any subsequent disposition of the Flow-Through Shares by the Agent or a Subscriber or the termination of the Agent’s obligations and shall not be limited or prejudiced by any investigation made by or on behalf of the Agent in connection with the distribution of the Flow-Through Shares.

17.	TIME OF THE ESSENCE

Time shall be of the essence of this Agreement.

18.	GOVERNING LAW AND VENUE

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties hereto irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Ontario with respect to any dispute related to this Agreement.

19.	CURRENCY

All funds referred to in this Agreement shall be in Canadian dollars unless otherwise specified. Any reference to “$” or “Cdn.$” is a reference to Canadian dollars.

20.	NOTICE

20.1	Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a “Notice”) shall be in writing addressed as follows:

If to the Corporation, addressed and sent to:

Kirkland Lake Gold Inc.
Suite 300, 570 Granville Street
Vancouver, British Columbia
Canada V6C 3P1

Attention:              Sandra Lee, Corporate Secretary
Fax:                         1-604-681-4692

with a copy to:

Northwest Law Group
1880-1055 West Georgia Street
Vancouver, British Columbia
Canada V6E3P3

Attention:              Michael Provenzano
Fax:                         +1 604 687 6650

If to the Agent, addressed and sent to:

Canaccord Capital Corporation
Toronto Office
PO Box 6
Suite 1210
320 Bay Street
Toronto, ON
M5H 4A6

Attention:              Jens Mayer, Executive Vice President and Director
Fax:                         +1 416 869 3876

with a copy to:

Canaccord Capital (Europe) Limited
1st Floor, Brook House
27 Upper Brook Street
London, United Kingdom W1K 7QF

Attention:              Robin Birchall
Fax:                         +44 (0)20 7518 2785

and

McCarthy Tetrault, Registered Foreign Lawyers and Solicitors
5 Old Bailey
London, England, EC4M 7BA

Attention:              Robert J Brant
Fax:                         +44 (0)20 7822 1555

or to such other address as any of the persons may designate by Notice given to the others.

20.2	Each Notice shall be personally delivered to the addressee or sent by fax to the addressee and:

(a)

a Notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and

	(b)	a Notice which is sent by fax shall be deemed to be given and received on the first Business Day following the day on which it is sent.

21.	CONFLICT OF INTEREST

21.1	The Corporation:

	(a)	acknowledges and agrees that the Agent has certain statutory obligations as registrant under the Canadian Securities Laws and has fiduciary relationships with its respective clients; and

	(b)	consents to the Agent acting hereunder while continuing to act for its clients.

To the extent that the Agent’s statutory obligations as registrant under the Canadian Securities Laws or fiduciary relationships with its respective clients conflicts with its obligations hereunder, the Agent shall be entitled to fulfill its statutory obligations as registrant under the Canadian Securities Laws and its fiduciary duties to its clients. Nothing in this Agreement shall be interpreted to prevent the Agent from fulfilling its statutory obligations as registrant under the Canadian Securities Laws or to satisfy its fiduciary duties to its clients.

22.	THIRD PARTY BENEFICIARIES

All of the representations, warranties, covenants and agreements of the Corporation herein contained, other than the provisions contained in clauses 12 to 15, inclusive, shall also be deemed to be made for the benefit of the Subscribers as if the Subscribers were also party hereto (it being agreed that the Agent is acting for and on behalf of the Subscribers for this purpose and may on behalf of any or all of such Subscribers take such action as may be necessary to enforce or otherwise seek remedies in respect of any breach of such representations, warranties and covenants).

23.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

24.	ANNOUNCEMENTS

24.1

The Corporation shall provide the Agent with a copy of all press releases to be issued by the Corporation concerning the Placing prior to the issuance thereof, and shall give the Agent an opportunity to provide comments on any such press release.

24.2

Notwithstanding the foregoing, nothing contained in this section shall prevent the Corporation from issuing a press release forthwith in the event that counsel advises that it is necessary in order to comply with securities laws or the rules or policies of the TSX.

25.	COUNTERPARTS/FACSIMILE SIGNATURES

This Agreement may be executed by any one or more of the parties to this Agreement in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The transmission by facsimile of a copy of the execution page hereof reflecting the execution of this Agreement by any party hereto shall be effective to evidence that party’s intention to be bound by this Agreement and that party’s agreement to the terms, provisions and conditions hereof, all without the necessity of having to produce an original copy of such execution page.

[The remainder of this page has been intentionally left blank]

The foregoing is agreed by the parties as of the date first mentioned above.

CANACCORD CAPITAL CORPORATION

By:

KIRKLAND LAKE GOLD INC.

By: